FORM 3

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940

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1.  Name and Address of Reporting Person

       Kelly                      William                         P.
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       (Last)                      (First)                    (Middle)

        230 West End Avenue
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                                  (Street)

        New York                    NY                           10023
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)
               8/02/00

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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol
    Screaming Media Inc.  SCRM

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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (X) Director
    ( ) 10% Owner
    (X) Officer (give title below)
    ( ) Other (specify title below)
               General Counsel and Secretary
              -------------------------------------

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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X_Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|   Beneficially     |   (D) or      |   Beneficial  |                    |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

[TYPE ENTRIES HERE]
(i)  Common Stock       (i)  638,175      (i)  D        (i)  N/A
(ii) Common Stock      (ii)   33,730     (ii)  I        (ii) Immediate Family


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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)
   (i)  Stock Options - rt to buy
   (ii) Stock Options - rt to buy

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2. Date Exercisable and Expiration Date (Month/Day/Year)

       (i)  2/22/00                                (i)  2/22/05
       (ii) 7/10/00                               (ii)  7/10/05
     ------------------------                  -------------------------
         Date Exercisable                            Expiration Date

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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
        (i)  Common Stock                            (i)  40,716
        (ii) Common Stock                           (ii)   8,095
   --------------------------------        -------------------------------
               Title                          Amount or Number of Shares

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4. Conversion or Exercise Price of Derivative Security
        (i)  $2.59
        (ii) $12.00
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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)
        (i)  D
        (ii) D
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6. Nature of Indirect Beneficial Ownership (Instr. 5)
        (i)  N/A
        (ii) N/A

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   EXPLANATION OF RESPONSES:

        (i) 15,740 options have vested. 10,000 shares vested on the date of the grant and the remaining vest in 12 equal quarterly installments on 5/21, 8/21, 11/21, and 2/21.

        (ii) Vest over four years with 2,023 options vesting on 7/10/01 and the remaining options vesting in 12 quarterly installments of 506 on 10/10, 1/10, 4/10 and 7/10.



        /s/ William P. Kelly                            8/2/00
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   **  SIGNATURE OF REPORTING PERSON                    DATE


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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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